 Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

Executive Vice President and COO

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Record Third Quarter 2013 Earnings

AUGUSTA, Ga., October 25, 2013 -- Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported record quarterly net income of $4.2 million for the three months ended Sept. 30, 2013, or $0.63 in diluted earnings per share, compared to $3.9 million, or $0.58 in diluted earnings per share, in the third quarter of 2012.

"We achieved another record quarter of earnings driven by solid growth in our core banking operations and effective expense controls," said President and Chief Executive Officer R. Daniel Blanton. "Our performance has been very consistent from quarter to quarter. Our net interest income has continued to rise while our noninterest expenses have declined, leading to steady, healthy margins and growth in our return on assets. Another area of stability has been our asset quality, which continued to improve in the third quarter, enabling us to further reduce our loan loss provision. As expected, our noninterest income declined on a year-over-year basis resulting from a drop-off in demand for mortgage refinancing due to higher interest rates.”

Total assets at Sept. 30, 2013, were $1.7 billion, an increase of $28.5 million from Dec. 31, 2012. Loans outstanding at the end of the third quarter were $900.6 million, a slight decrease from Dec. 31, 2012, and an increase of $17.5 million from Sept. 30, 2012. Total deposits were $1.4 billion at Sept. 30, 2013, an increase of $20.4 million from Dec. 31, 2012, and an increase of $5.3 million from Sept. 30, 2012. Cash and cash equivalents totaled $64.9 million at the end of the third quarter of 2013.

Net interest income for the third quarter of 2013 totaled $13.2 million, a slight increase from $13.0 million for the same period in 2012. Noninterest income for the third quarter totaled $4.9 million, a 16.5 percent decrease from $5.8 million for the same period a year ago, resulting from a slowdown in mortgage origination volume. Noninterest expense was $10.2 million in the third quarter of 2013, a 4.4 percent decrease from a year ago, as a result of reduced salary and benefit costs.

The net interest margin was 3.31 percent for the quarter-ended Sept. 30, 2013, compared to 3.36 percent at the end of the second quarter of 2013, and 3.34 percent a year ago. Annualized return on average assets (ROA) was 0.99 percent for the third quarter of 2013, an increase of 6 basis points from the same period a year ago, and annualized return on average shareholder's equity (ROE) was 12.84 percent, an increase of 95 basis points from the third quarter of 2012.

Nonperforming assets at Sept. 30, 2013, were 1.78 percent of total assets, compared to 2.08 percent at June 30, 2013, and 2.03 percent at Sept. 30, 2012. Net charge-offs for the third quarter of 2013 totaled 1.17 percent of average loans on an annualized basis, compared to 1.87 percent annualized in the second quarter of 2013 and 1.34 percent annualized in the third quarter of 2012. The company held $1.2 million in OREO at Sept. 30, 2013, compared to $1.1 million at June 30, 2013, and $4.1 million at Sept. 30, 2012.

The company's loan-loss provision expense was $1.9 million in the third quarter of 2013, compared to $2.4 million in the second quarter of 2013 and $2.4 million in the third quarter a year ago. The allowance for loan losses at Sept. 30, 2013, was $26.6 million, or 2.99 percent of loans outstanding, compared to $27.3 million, or 3.12 percent of loans outstanding, at June 30, 2013, and $29.1 million, or 3.41 percent of loans outstanding, at Sept. 30, 2012.

Net income for the nine months ended Sept. 30, 2013, totaled $12.0 million, compared to net income of $10.5 million from the same period of 2012. Diluted earnings per share for the first nine months of 2013 were $1.79, a 13.3 percent increase from $1.58 per share earned in the same period a year ago.

Net interest income for the first nine months of 2013 was $39.7 million, a 2.9 percent increase from $38.6 million in the first nine months of 2012. Noninterest income was $14.9 million for the first nine months of 2013, a 9.2 percent decrease from $16.4 million in the same period of 2012. Noninterest expense was $31.3 million for the nine-month period ended Sept. 30, 2013, a 6 percent decrease from $33.2 million in the same period in 2012.

“While our profitability has been solid and steady, we expect the increase in mortgage rates to have a negative impact on both re-finance and purchase origination revenue resulting in lower levels for the near future, said Blanton”. “As such, we will continue to proceed with both optimism and caution, maintaining a watchful eye for opportunities for growth and managing the risks to our business.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

	September 30,
	2013	December 31,
Assets	(Unaudited)	2012

Cash and due from banks	$62,301,687	$39,565,757
Interest-bearing deposits in other banks	2,554,290	4,322,317
Cash and cash equivalents	64,855,977	43,888,074

Available-for-sale securities	655,525,261	654,738,964

Loans held for sale	13,816,847	30,051,204

Loans	886,768,902	871,446,844
Less allowance for loan losses	26,558,065	28,846,336
Loans, net	860,210,837	842,600,508

Premises and equipment, net	26,145,132	26,145,378
Accrued interest receivable	6,639,061	6,602,879
Bank-owned life insurance	35,455,058	34,825,588
Restricted equity securities	5,319,600	5,295,600
Other real estate owned	1,154,541	3,489,887
Prepaid FDIC assessment	—	2,023,977
Deferred tax asset	18,798,247	10,406,187
Other assets	3,053,149	2,434,228

	$1,690,973,710	$1,662,502,474

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$176,502,843	$158,066,510
Interest-bearing:
NOW accounts	342,244,341	349,531,376
Savings	524,179,994	504,193,793
Money management accounts	18,755,629	18,032,530
Time deposits over $100,000	267,180,250	280,870,648
Other time deposits	112,798,796	110,576,827
	1,441,661,853	1,421,271,684

Securities sold under repurchase agreements	697,981	976,433
Advances from Federal Home Loan Bank	74,000,000	64,000,000
Accrued interest payable and other liabilities	17,592,301	18,924,619
Due to broker	3,635,649	—
Subordinated debentures	21,546,646	21,546,646

Total liabilities	1,559,134,430	1,526,719,382

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares
authorized; 0 shares outstanding in 2013 and
2012, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares
authorized; 6,680,225 and 6,680,225 shares issued in
2013 and 2012, respectively; 6,679,426 and 6,675,000
shares outstanding in 2013 and 2012, respectively	20,040,675	20,040,675
Additional paid-in capital	62,858,518	62,835,122
Retained earnings	55,272,952	45,028,153
Treasury stock, at cost; 799 and 5,225 shares in
2013 and 2012, respectively	(11,114)	(72,680)
Accumulated other comprehensive income (loss), net	(6,321,751)	7,951,822

Total stockholders' equity	131,839,280	135,783,092

	$1,690,973,710	$1,662,502,474

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Loans, including fees	$11,668,193	$11,741,990	$35,103,130	$34,960,016
Investment securities	3,874,708	4,134,441	11,753,961	12,801,516
Interest-bearing deposits in other banks	13,255	15,036	50,140	61,576
Total interest income	15,556,156	15,891,467	46,907,231	47,823,108

Interest expense:
Deposits	1,637,737	2,227,312	5,150,259	7,318,465
Securities sold under repurchase agreements	3,924	738	5,625	9,408
Other borrowings	684,450	683,606	2,030,026	1,910,598
Total interest expense	2,326,111	2,911,656	7,185,910	9,238,471

Net interest income	13,230,045	12,979,811	39,721,321	38,584,637

Provision for loan losses	1,887,354	2,401,386	6,046,046	6,567,098

Net interest income after provision for loan losses	11,342,691	10,578,425	33,675,275	32,017,539

Noninterest income:
Service charges and fees on deposits	1,849,000	1,732,609	5,316,563	5,028,932
Gain on sales of loans	1,659,195	2,948,935	5,716,007	7,267,387
Gain on sale of fixed assets, net	—	4,000	21,704	10,459
Investment securities gains (losses), net	(162,619)	(36,333)	(191,945)	441,186
Other-than-temporary loss:
Total impairment loss	—	—	—	(13,314)
Less loss recognized in other comprehensive income	—	—	—	(4,268)
Net impairment loss recognized in earnings	—	—	—	(9,046)
Retail investment income	557,222	419,903	1,545,062	1,446,549
Trust service fees	300,529	279,808	889,784	857,084
Earnings from cash surrender value of bank-owned
life insurance	326,514	304,892	896,963	830,875
Miscellaneous income	332,527	169,543	707,940	535,274
Total noninterest income	4,862,368	5,823,357	14,902,078	16,408,700

Noninterest expense:
Salaries and other personnel expense	5,712,535	6,603,393	18,050,477	19,343,362
Occupancy expenses	940,349	1,014,315	2,814,485	3,111,118
Other real estate losses (gains), net	10,508	(96,667)	627,808	1,252,269
Other operating expenses	3,549,935	3,166,798	9,769,033	9,444,855
Total noninterest expense	10,213,327	10,687,839	31,261,803	33,151,604

Income before income taxes	5,991,732	5,713,943	17,315,550	15,274,635

Income tax expense	1,789,415	1,838,467	5,334,180	4,735,723

Net income	$4,202,317	$3,875,476	$11,981,370	$10,538,912

Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	179,133	30,034	1,304,103	(327,825)
Unrealized gain (loss) on securities available-for-sale	(5,022,623)	4,467,565	(24,857,051)	9,194,471
Reclassification adjustment for realized (gain) loss
on securities, net of OTTI	162,619	36,333	191,945	(432,140)
Tax effect	1,820,859	(1,763,699)	9,087,430	(3,281,023)
Total other comprehensive income (loss)	(2,860,012)	2,770,233	(14,273,573)	5,153,483

Comprehensive income (loss)	$1,342,305	$6,645,709	$(2,292,203)	$15,692,395

Basic net income per share	$0.63	$0.58	$1.79	$1.58

Diluted net income per share	$0.63	$0.58	$1.79	$1.58

Weighted average common shares outstanding	6,679,426	6,680,020	6,678,555	6,679,294

Weighted average number of common and
common equivalent shares outstanding	6,679,426	6,680,020	6,678,555	6,679,294